                                                                   EXHIBIT 10(g)


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, entered into this 17th day of May, 2000, by and between the Ohio Indemnity Company, an Ohio corporation (hereinafter referred to as the "Employer"), and Daniel J. Stephan, an individual (hereinafter referred to as the "Employee");

                                   WITNESSETH:

     WHEREAS, the Employer desires to employ the Employee as its Vice President of Marketing;

     WHEREAS, the Employee desires to serve as the Vice President of Marketing of the Employer; and

     WHEREAS, the Employer and the Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between them;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Employer and the Employee hereby agree as follows:

     Section 1. EMPLOYMENT AND Term. Upon the terms and subject to the conditions of this Agreement, the Employer hereby employs the Employee, and the Employee hereby accepts employment, as Vice President of Marketing of the Employer. The term of this Agreement shall commence on the date hereof (the "Effective Date") and shall end on May 16, 2003, subject, however, to prior termination or extension, as herein provided. Further, the Employer and the Employee agree that the Employer shall, based upon recommendations of its President, review the Employee's performance with the intent that, if the Employee's performance so warrants, the Employer may extend the term of this Agreement for additional three-year periods. By the day preceding the first anniversary date of the Effective Date, the Employer shall notify the Employee of its decision whether to grant an extension of this Agreement for an additional three-year period. To the extent that the Employer fails to notify the Employee, on or before the date described in the preceding sentence, of the extension of the term of this Agreement, the term of this Agreement shall be automatically extended for an additional three-year period. By way of illustration of the provisions of this provision, if, by May 16, 2001, the Employer notifies the Employee that it intends to grant an extension of the term of this Agreement (or, if by such date, the Employer fails to notify the Employee that it does not intend to grant such an extension), the term of this Agreement shall be extended for an additional three-year period beginning on May 17, 2001 and ending on May 16, 2004. This Agreement shall be subject to extension in the manner set forth in this paragraph for an additional three-year period on the first anniversary date of the effective date of the immediately preceding extension. For purposes of this Agreement, the initial term of this Agreement and any extensions of such term provided for herein shall hereinafter be referred to as the "Term".

     Section 2. DUTIES OF EMPLOYEE.

          (a) GENERAL DUTIES AND RESPONSIBILITIES. As the Vice President of Marketing of the Employer, the Employee shall perform the duties and carry out the responsibilities customary for such office to the best of his ability and in accordance with the policies reasonably established by the President of the Employer, and with all applicable laws and regulations. The Employee shall perform such other duties not inconsistent with his position as may be assigned to him from time to time by the President.

          (b) DEVOTION OF ENTIRE TIME TO THE ACTIVITIES OF THE EMPLOYER. The Employee shall devote his time, ability and attention to the faithful performance of his duties under this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the President of the Employer; provided, however, that the Employee shall not be precluded from (i) vacations and other leave time in accordance with Section 3(g) hereof; (ii) reasonable participation in community, civic, charitable or similar organizations; or (iii) the pursuit of personal investments which do not interfere or conflict with the performance of his duties to the Employer.


                                    10(g) - 1

     Section 3. COMPENSATION, BENEFITS AND REIMBURSEMENTS.

          (a) SALARY. The Employee shall receive during the Term an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be $120,000 until changed by the President in accordance with Section 3(b) of this Agreement.,

          (b) ANNUAL SALARY REVIEW. Prior to each anniversary of the date of this Agreement, (hereinafter referred to as the "Anniversary Date"), the annual salary of the Employee shall be reviewed by the President of the Employer and shall be increased, effective as of the next Anniversary Date, based upon individual performance (hereinafter referred to as the "Annual Review"). The results of the Annual Review shall be reflected in the personnel records maintained by the Employer with respect to the Employee. Notwithstanding any provision contained herein, for each year during the Term, the Employee's annual salary shall be increased by at least five percent (5%) from the annual salary paid to him during the prior year.

          (c) SIGNING BONUS. Within ten (10) business days of the execution of this Agreement by all parties, the Employer shall make a lump sum payment to the Employee in the amount of $25,000 as a signing bonus. In the event that the employment of the Employee with the Employer is terminated before the second anniversary of the Effective Date (May 17, 2002) for any reason other than those described in either Section 4(b) (Termination by Employer Without Cause),
Section 4(d) (Termination Upon Employee's Death or Permanent Disability) or
Section 5(b) (Termination Following Change in Control), the Employee shall be required to repay a portion of this signing bonus to the Employer. The amount to be repaid by the Employee pursuant to the preceding sentence of this paragraph
(c) shall be equal to $25,000, multiplied by a fraction, where the numerator is 24 minus the number of months during which the Employee was employed by the Employer prior to his termination of employment; and the denominator is 24.

To the extent that the Employee is required to repay any of his signing bonus, such repayment shall be made to the Employer, in a single lump sum payment, within 90 days following his termination of employment.

          (d) ANNUAL BONUS. In addition to his annual salary, for each year during the Term, the Employee will earn an incentive bonus. The amount of this incentive bonus will be equal to a minimum of 15% and a maximum of 100% of the Employee's annual salary for each such year. The actual amount of the Employee's incentive bonus for each year shall, subject to the 15% minimum, be determined by the President in his sole discretion, based upon the Employee's satisfaction in that year of various reasonable goals and objectives of the Employer, which, prior to the beginning of each such year, are to be mutually agreed upon between the Employee and the President.

          (e) EXPENSES. In addition to any compensation received by the Employee under Section 3(a), (b), (c) or (d) of this Agreement, the Employer shall pay or reimburse the Employee for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement. Such reimbursement shall be made in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of expenses to management employees. In addition, Employer shall indemnify Employee in accordance with the applicable provisions of its Articles of Incorporation, as such provisions apply to directors, officers and employees of the Employer generally.

          (f) EMPLOYEE BENEFIT PROGRAMS. During the Term, the Employee shall be entitled to participate in all formally established employee benefit plans, retirement plans and similar programs maintained by the Employer from time to time, including programs in respect of group health, disability or life insurance and all employee benefit plans or programs hereafter adopted in writing by the Board for which management personnel are eligible (hereinafter collectively referred to as the "Benefit Plans"). Notwithstanding the foregoing provisions of this paragraph (f), the Employer may discontinue or terminate at any time any such Benefit Plan, now existing or hereafter adopted, which is provided to employees of the Employer generally, to the extent permitted by the terms of such plan and shall not be required to compensate the Employee for such discontinuance or termination.


                                    10(g) - 2

          (g) VACATION. The Employee shall be entitled to an annual vacation of the greater of (i) three (3) weeks; or (ii) the number of weeks of vacation that the Employee would otherwise be entitled to under the Employer's normal vacation policy for employees generally. Vacation time shall be scheduled by the Employee in a reasonable manner and shall be subject to the existing policies and procedures of the Employer pertaining to vacation and leave.

          (h) STOCK OPTIONS. In each of the first five years during which the Employee is employed by the Employer pursuant to the terms of this Agreement, the Employee shall be granted an option to acquire 10,000 shares of the common stock, without par value, of Bancinsurance Corporation, the parent corporation of the Employer. Options under this paragraph (h) shall be granted annually, with the first grant occurring on the Effective Date and the other grants occurring on the second, third, fourth and fifth anniversaries of the Effective Date. The options granted each year shall vest over a period of five years, with options to purchase 2,000 shares vesting on the annual anniversaries of the Effective Date. For example, options to purchase 2,000 shares shall vest on the first anniversary of the Effective Date, and options to purchase an additional 4,000 shares (2,000 from the 10,000 granted during the first year of the Term and 2,000 from 10,000 the second year of the Term) shall vest on the second anniversary of the Effective Date. Such options shall be granted under, and shall be subject to, all of the terms and conditions of the Bancinsurance Corporation 1994 Stock Option Plan (the "Stock Option Plan"), or any successor stock option plan that may be adopted from time to time by either Bancinsurance Corporation or by the Employer; provided, however, in the event of any conflict between the provisions of this Agreement and the Stock Option Plan, the provisions of this Agreement shall govern.

          (i) MOVING AND STORAGE EXPENSES. In addition to the compensation provided to Employee in this Agreement, the Employer shall pay to the Employee the sum of up to Ten Thousand and 00/100 Dollars ($10,000.00) as reimbursement for Employee's moving, storage, and travel expenses in connection with relocating Employee's family and household possessions from Richmond Virginia to the greater Columbus, Ohio metropolitan area.

     Section 4. TERMINATION OF EMPLOYMENT. In addition to the termination of the employment of the Employee upon the expiration of the Term, the employment of the Employee shall terminate at any other time during such Term upon the Employee's Death or Permanent Disability, or upon the delivery, by either the Employee to the Employer or by the Employer to the Employee, of written notice of employment termination; provided, such written notice is provided to the other party at least thirty (30) days prior to the date of the Employee's termination of employment. Without limiting the generality of the foregoing sentence, the following paragraphs (a), (b), (c), and (d) of this Section 4 shall set forth the only obligations of the Employer to the Employee upon the occurrence of the events described in such subparagraphs:

          (a) TERMINATION BY THE EMPLOYER FOR CAUSE. In the event that the Employer terminates the employment of the Employee during the Term because of the Employee's breach of fiduciary duty involving personal profit, a final decree finding Employee's commission of any sexual or other unlawful harassment in the workplace, Employee's conviction of a felony or conviction for fraud or embezzlement, or Employee's breach of any provision of this Agreement ("Breach") (such reasons hereinafter collectively referred to as "Cause"), the Employee shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination of employment; provided, however, if the Employee shall be guilty of any Breach:

               (i) The Employer shall give the Employee written notice of the Breach;

               (ii) The Employee shall immediately cease any behavior giving rise to the Breach and shall, within ten (10) business days of the receipt of such notice, cure the Breach; and,

               (iii) Only if the Employee has not ceased such actions and cured the breach within such ten (10) business day period, may the Employer give notice to the Employee, in which case the Employee's employment under this Agreement shall terminate as of the effective date of such notice.


                                    10(g) - 3

          (b) TERMINATION BY THE EMPLOYER WITHOUT CAUSE. In the event that the Employer terminates the employment of the Employee during the Term for any reason other than Cause: (i) the Employee shall become immediately vested in any stock options previously granted to him pursuant to Section 3(h) as of the date of his termination of employment; (ii) Employee shall be granted such number of fully vested options to enable the Employee to acquire a total of 50,000 common shares of Bancinsurance Corporation, taking into consideration any and all options granted to the Employee pursuant to Section 3(h) as of the date of the termination of the Employee's employment; and, (iii) the Employer shall pay to the Employee his annual salary and bonuses (at the rate in effect at the termination of the Employee's employment; provided that such bonuses shall be calculated at 15% of the Employee's salary) and continue his group health insurance benefits during the remainder of the Term as of the date of the termination of the Employee's employment, and upon the expiration of the Term Employee shall thereafter be entitled to his COBRA election rights. All payments to be made under this paragraph shall be made at the times that they would have been made had the Employee remained employed by the Employer.

          (c) TERMINATION BY THE EMPLOYEE. In the event that the Employee terminates his employment during the term of this Agreement for any reason, except his death or Permanent Disability, the Employer shall not be required to pay, and the Employee shall have no right to receive, any compensation or other benefits for any period after such termination of employment.

          (d) TERMINATION UPON EMPLOYEE'S DEATH OR PERMANENT DISABILITY. If the Employee's employment is terminated during the Term because of the Employee's death, the Employer shall pay to the Employee's surviving spouse, if any, or equally to his surviving children, if any, as the case may be, the Employee's annual salary and bonuses (at the rate in effect at the termination of the Employee's employment; provided that such bonuses shall be calculated at 15% of the Employee's salary) during the remainder of the Term as of the date of the Employee's death. If the Employee's employment is terminated during the Term because of the Employee's Permanent Disability, the Employer shall pay to the Employee the annual salary and bonuses described in the preceding sentence for a period of twelve (12) months following the date of the Employee's Permanent Disability. All payments to be made under this paragraph shall be made at the times that they would have been made had the Employee remained employed by the Employer. Notwithstanding anything to the contrary in this paragraph, if at the time of the Employee's death he has no surviving spouse or surviving children, the Employer shall not be required to make any payment under this paragraph (d). For the purposes of this Agreement, the Employee's "Permanent Disability" shall mean the incapacity of Employee due to physical or mental illness or other physical disability to perform Employee's duties under this Agreement, where a physician selected by agreement of Employee (or Employee's legal guardian) and the Employer is of the opinion that such incapacity will continue for a period of at least 180 days. If Employee (or Employee's legal guardian) and the Employer are unable to agree upon the selection of a physician, they shall each select a physician, and a physician selected by the agreement of these two physicians shall make the determination whether such incapacity will continue for a period of at least 180 days. The Employee hereby consents to any medical examination required under this paragraph, agrees to furnish any medical information requested by any examining physician, and waives any applicable physician-patient privilege that may arise because of such examinations.

     Section 5. CHANGE IN CONTROL.

          (a) OCCURRENCE OF CHANGE IN CONTROL. Immediately upon the occurrence of a "Change in Control", the Employee shall: (i) become fully vested in all employee benefit programs (other than any tax qualified retirement plan, the Employee's interest in which shall vest in accordance with such plan's terms), including, without limitation, all stock options previously granted to the Employee in paragraph 3(h) or to which the Employee may become entitled pursuant to subparagraph (ii) hereof at the time of the Change in Control; and (ii) be granted such number of fully vested options to enable the Employee to acquire a total of 50,000 common shares of Bancinsurance Corporation, taking into consideration any and all options granted to the Employee pursuant to Section 3(h) as of the date of the Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events after the Effective Date: (i) the acquisition (in one transaction or a series of transactions) by an individual, entity or group [within the meaning of
Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the


                                    10(g) - 4

"Exchange Act")] (a "Person") of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Bancinsurance Corporation entitled to vote generally in the election of directors ("Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by Bancinsurance Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Bancinsurance Corporation or any corporation controlled by Bancinsurance Corporation, or ( any acquisition by any Person who on the Effective Date was the beneficial owner of forty-five percent (45%) or more of the combined voting power of the Voting Securities of Bancinsurance Corporation outstanding on such date; or (ii) the consummation of any reorganization, merger or consolidation other than a reorganization, merger or consolidation which would result in the Voting Securities of Bancinsurance Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the Voting Securities of Bancinsurance Corporation or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or (iii) the consummation of a plan of complete liquidation of Bancinsurance Corporation or of any agreement for the sale or disposition by Bancinsurance Corporation (in one transaction or a series of transactions) of all or substantially all of the assets of Bancinsurance Corporation; or (iv) the disposition by Bancinsurance Corporation of either (A) more than fifty percent (50%) of the outstanding voting securities of the Employer, or (B) all or substantially all of the assets of the Employer.

          (b) TERMINATION OF EMPLOYMENT. Upon the occurrence of a Change in Control, the Employee may notify the Employer, within thirty (30) days thereof, that he desires to renegotiate the terms and conditions of this Agreement. If the Employee fails to so notify the Employer, the terms of this Agreement will remain in effect. If the Employee so notifies the Employer, the terms of this Agreement will remain in effect during the negotiation period between the Employee and the Employer. If the Employee and the Employer enter into negotiations and they are unable to negotiate an Agreement which is satisfactory to the Employee, then the Employee shall be entitled to terminate his employment with the Employer, by providing 5 business days' advance written notice, and to receive the following payments and benefits:

               (i) A single lump sum payment, payable within five (5) days following the Employee's termination of employment, equal to the sum of twenty-four (24) months of the Employee's annual base salary (at the rate in effect at the termination of his employment) plus Employee's bonus (which shall be equal to 15% of the twenty-four (24) month annual base salary payment);

               (ii) Continuation of his group health insurance benefits at the level in effect at the termination of his employment for a period of twenty-four
(24) months following such termination of employment;

               (iii) Reimbursement of all expenses incurred by the Employee through the use of any executive outplacement services to assist him to seek other employment, which shall include, but not be limited to (A) secretarial services, use of an office, phone, office supplies and office services comparable to the level of such services and supplies available to the Employee prior to his termination of employment and (B) all unreimbursed travel expenses incurred by the Employee to seek other employment up to a maximum amount of $15,000; and

               (iv) A complete release of all of the Employee's obligations under Section 7 (Non-solicitation) of this Agreement.

     Section 6. CONFIDENTIAL INFORMATION. The Employee acknowledges that during his employment he will learn and have access to confidential information regarding the Employer, its parent corporation, their affiliates and their activities. The Employee agrees and covenants, except in the ordinary course of the Employer's business, not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the Employer consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. Except in the ordinary course of the Employer's business, the Employee shall not knowingly disclose or reveal to any Unauthorized Person any confidential information relating to the Employer, its parent


                                    10(g) - 5
corporation, their affiliates, or to any of their activities. For the purpose of this Agreement, Unauthorized Person shall mean any person other than the Employer's employees, officers, directors, shareholders, or others in a confidential relationship with the Employer.

     Section 7. NON-SOLICITATION COVENANT. The Employee agrees that, during the Term, and except as provided in Section 5(b)(iv), above, thereafter until the later of. (a) one year after the date of his termination of employment with the Employer; and (b) the date on which he receives his final severance payment from the Employer pursuant to Section 4(b) of this Agreement, he shall not, without the written consent of the Employer: (i) solicit any customer or supplier of the Employer on behalf of any business entity which competes with a service or product of the Employer; or (ii) hire or attempt to hire any employee of the Employer including, but not limited to, encouraging any such employee to terminate his or her employment with the Employer.

          (a) For the purposes of this Section 7, the terms customer, supplier, and employee shall refer only to only those persons or entities which were customers, suppliers, or employees of the Employer during the Term.

          (b) The restrictions on solicitation provided herein may be enforced by the Employer and/or any successor thereto by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Section 7 constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement. Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, shall have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 7.

          (c) If the scope of any restriction contained in this Section is to broad too permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     Section 8. NONASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries or legal representatives, without the Employer's prior written consent; provided, however, that nothing in this Section 8 shall preclude the Employee from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

     Section 9. NO ATTACHMENT. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     Section 10. BINDING AGREEMENT. This Agreement shall be binding upon, and inure to the benefit of, the Employer and the Employee and their respective successors and assigns and supersedes all previous written or oral agreements between the Employer and the Employee.

     Section 11. AMENDMENT OF AGREEMENT. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

     Section 12. WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.


                                    10(g) - 6

     Section 13. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect.

     Section 14. NOTICES. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, at the following addresses (or any other address provided by either party to the other after the Effective Date):

    If to the Employer, to:

                  Ohio Indemnity Company
                  20 East Broad Street, 4th Floor
                  Columbus, Ohio 43215

                  Attention: President

    If to the Employee to:

                  Daniel J. Stephan
                  3107 Old Brookewood Way
                  Richmond, Virginia 23233

     Section 15. GOVERNING LAW. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of this State of Ohio, except to the extent that federal law is governing.




                                    10(g) - 7

     IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officer, and the Employee has signed this Agreement, each as of the day and year first above written.

                                           OHIO INDEMNITY COMPANY



                                           By:        /s/ John S. Sokol
                                              ----------------------------------

                                           Title:     President
                                                 -------------------------------




                                                      /s/ Daniel J. Stephan
                                           -------------------------------------
                                                      Daniel J. Stephan





                                    10(g) - 8